Exhibit 99.1

LENOX GROUP SIGNS COMMITMENT LETTER FOR $275 MILLION

EDEN PRAIRIE, Minn., March 26, 2007 — Lenox Group Inc. (NYSE:LNX), a leading tabletop, collectible and giftware company, today announced that it has entered into a commitment letter with UBS Loan Finance LLC and UBS Securities LLC to provide two new credit facilities to the Company in an aggregate amount of $275 million. The Company intends to use the proceeds from the new credit facility to refinance its existing revolving credit and term loan facilities (approximately $106.1 million as of March 23, 2007) and to fund the Company’s ongoing working capital requirements. The UBS commitment is subject to usual and customary conditions, other than due diligence conditions, and closing on the new facilities is expected to occur prior to April 30, 2007.

Marc L. Pfefferle, interim Chief Executive Officer, said, “We are pleased to be able to put this loan agreement in place on terms that will provide the Company with greater flexibility to finance its ongoing operations. We are also making progress on a number of critical fronts to improve our operations, business opportunities and financial performance. This commitment letter, in combination with our new business plan, puts us closer to establishing a more stable financial platform for the Company’s growth and sustained profitability.”

“We have already begun taking significant actions to restructure the business, including refining our brand strategies, developing a new strategic plan for D56, reducing our work force and implementing other improvements and efficiency initiatives at our fine bone china manufacturing facility in Kinston, NC. We have also been improving sourcing performance, consolidating our Rogers, MN warehouse operations into our distribution center in Hagerstown, MD, and developing a plan for integrating and simplifying our IT platforms. Going forward, we have and will continue to identify ways to enhance efficiency and take expense out of the business as we implement a brand-focused organizational structure to support future top line growth. I believe Lenox Group and its brands are on the way to delivering value for all of our shareholders.”

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Department 56, Dansk and Gorham brand names. The company sells its products through wholesale customers who operate gift, specialty and department stores in the United States and Canada, company-operated retail stores, and direct-to-the-consumer through catalogs, direct mail, and the Internet.

Forward-looking statements

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve

LENOX GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2006 EARNINGS. . ./2

risks and uncertainties. Such risk and uncertainties that could affect performance include, but are not limited to, the ability of Lenox Group Inc. to: (1) integrate certain Lenox and Department 56 operations ; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt under its credit facilities; (4) remain in compliance with the terms of its amended credit facilities; (5) negotiate successfully on or before April 30, 2007, to convert the commitment letter into definitive credit facilities or, in the alternative, to enter into new credit agreements with other lenders; (6) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (7) retain key employees; (8) maintain and develop cost effective relationships with foreign manufacturing sources; (9) maintain the confidence of and service effectively key wholesale customers; (10) manage currency exchange risk and interest rate changes on the Company’s variable debt; (11) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; and (12) manage litigation risk in a cost effective manner. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2006 dated March 15, 2007 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact:

Timothy J. Schugel

Lenox Group Inc.

Tel: 952-944-5600